Exhibit 99.1

news

FRB

WEBER SHANDWICK

FINANCIAL COMMUNICATIONS

Re:	FTI Consulting, Inc.
900 Bestgate Road
Annapolis, MD 21401
(410) 224-8770

FOR FURTHER INFORMATION:

AT FTI CONSULTING:    AT FRB|WEBERSHANDWICK:

Jack Dunn	Marilyn Windsor	Lisa Fortuna	Tim Grace
Chairman & CEO	General Inquiries	Analyst Inquiries	Media Inquiries
(410) 224-1483	(702) 515-1260	(312) 640-6779	(312) 640-6667

FOR IMMEDIATE RELEASE

MONDAY, SEPTEMBER 22, 2003

FTI CONSULTING, INC. UPDATES OUTLOOK FOR 2003 THIRD QUARTER

ANNAPOLIS, MD, September 22, 2003—FTI Consulting, Inc. (NYSE: FCN), the premier national provider of turnaround, bankruptcy and litigation-related consulting services, today updated its outlook for the third quarter of 2003. Revenues for the third quarter of 2003 are now anticipated to range from $82.0 million to $84.0 million compared with pro forma revenues of $73.4 million for the comparable period in 2002 on a pro forma basis to include the contribution from the August 31, 2002 acquisition of the domestic Business Recovery Services Division of PricewaterhouseCoopers, as if the acquisition had occurred at the beginning of the third quarter. Actual revenues for the third quarter of 2002 were $55.9 million.

Earnings per share from continuing operations are now anticipated to range from $0.35 to $0.37 per diluted share for the third quarter of 2003 and include the effect of the reversal of previously accrued but unpaid incentive compensation of $2.1 million, or $0.03 per share. This compensation is no longer expected to be paid as a result of lower than anticipated earnings. Pro forma earnings per share from continuing operations for the third quarter of 2002 were $0.10 per diluted share and actual earnings per diluted share were $0.24. Revenues and earnings for the third quarter of 2003 are anticipated to be lower than previously expected by management due to a reduced volume of new business in the restructuring market beginning in September, resulting in lower than expected revenues and utilization. The company remains confident in the longer term prospects for this market.

Company-wide utilization of billable personnel for the third quarter of 2003 is anticipated to be approximately 78 percent, average rate per hour is expected to equal or exceed the second quarter level of $350 per hour, and billable headcount is anticipated to range from 570 to 580, prior to acquisitions, if any.

Commenting on the announcement, Stewart Kahn, president and chief operating officer, said, “The anticipated lower results of July and August in our restructuring practice were not followed by the expected normal seasonal recovery in new business in September. Based on results through mid-

MORE

FTI Consulting, Inc.

Add 1

September, we expect the results for the current quarter, and likely the fourth quarter, will be adversely impacted by a slowdown in the restructuring market. We are continuing our efforts to utilize the talent being freed up from traditional troubled company assignments to work on transaction support, loan diligence reviews, and forensic accounting assignments. In addition, we have intensified our marketing efforts to obtain more middle market assignments, other ‘debtor needs’ assignments, and distressed mergers and acquisitions assignments.”

Jack Dunn, chairman and chief executive officer, said, “In addition to the steps we are taking to address the restructuring portion of our market, as previously stated, we have an active acquisition program. We believe acquisitions can be not only accretive, but can serve to balance our portfolio approach to service offerings and act as a catalyst for the increased utilization of our multi-disciplined professionals. We are vigorously pursuing several acquisition opportunities and believe we will be in a position before our next regularly scheduled quarterly conference call to announce further details and timing of one or more of these opportunities, although there can be no assurance of the timing or certainty of acquisitions. The goal remains to become a world-class diversified financial consulting company.”

Outlook

Absent any significant impact from acquisitions and the growth strategies enumerated above, the present revenue and earnings run rates for the third quarter are likely to continue for the fourth quarter of 2003. Given the status of the company’s acquisition program, it would be premature at this time to provide management’s outlook for 2004. The company expects to be able to provide a more complete outlook for the fourth quarter and 2004 in the company’s regularly scheduled third quarter press release and conference call.

Conference Call

FTI will hold a conference call today, Monday, September 22, at 11:00 a.m. EDT to discuss the revised outlook for the remainder of 2003 and 2004. The call can be accessed live and will be available for replay over the Internet by logging onto www.vcall.com as well as on the company’s website, www.fticonsulting.com, for 90 days.

About FTI Consulting

FTI Consulting is a multi-disciplined consulting firm with leading practices in the areas of turnaround, bankruptcy and litigation-related consulting services. Modern corporations, as well as those who advise and invest in them, face growing challenges on every front. From a proliferation of “bet-the-company” litigation to increasingly complicated relationships with lenders and investors in an ever-changing global economy, U.S. companies are turning more and more to outside experts and consultants to meet these complex issues. FTI is dedicated to helping corporations, their advisors, lawyers, lenders and investors meet these challenges by providing a broad array of the highest quality professional practices from a single source.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, and other risks described in the company’s filings with the Securities and Exchange Commission.

FTI is on the Internet at www.fticonsulting.com.

###